Exhibit 5.1

[PERKINS COIE LLP LETTERHEAD]

November 18, 2009

Nanometrics Incorporated

1550 Buckeye Drive

Milpitas, California 95035

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Nanometrics Incorporated, a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder (the “Rules”) of the registration statement on Form S-3 (the “Registration Statement”), pursuant to which the Company is registering the sale from time to time of Six Million Two Hundred Thousand (6,200,000) shares of the Company’s common stock, par value $0.001 (the “Common Stock”), of which 1,200,000 are being offered by the selling stockholder named in the prospectus included in the Registration Statement.

The Company has informed us that the Common Stock will be sold or delivered on a delayed or continuous basis from time to time as set forth in the Registration Statement (and any amendments thereto), the prospectus contained therein and any prospectus supplement relating to each offering thereunder. We understand that prior to the sale of any Common Stock under the Registration Statement, the Company will afford us an opportunity to review the operative documents pursuant to which such shares of Common Stock are to be sold and will file the applicable amendment to the Registration Statement (which may include as an exhibit an amendment to this opinion) or prospectus supplement as we may reasonably consider necessary or appropriate by reason of the terms of the sale of such Common Stock.

Except as otherwise set forth in the applicable amendment to the Registration Statement or prospectus supplement, any Common Stock will be issued in accordance with the Company’s Certificate of Incorporation, as amended to date (the “Certificate”).

In our capacity as counsel to the Company, we have examined or are otherwise familiar with the Company’s Certificate and Bylaws, the Registration Statement, such of the corporate proceedings as have occurred as of the date hereof, and such other documents, records and instruments as we have deemed necessary for the purposes of this opinion (collectively, the “Documents”). In such examination, we have assumed the following: (a) the authenticity of original Documents and the genuineness of all signatures; (b) the conformity to the originals of all Documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the Documents. For purposes of the opinions expressed below, we also assume that: (i) the Registration Statement, and any

Nanometrics Incorporated

November 18, 2009

amendments or prospectus supplements relating thereto (including any necessary post-effective amendments) shall have become and be effective pursuant to timely filings under the Securities Act and no stop order has been issued by the SEC with respect thereto; (ii) all applicable corporate proceedings authorizing the issue, offer and sale of the Common Stock remain in full force and effect at all times any shares of Common Stock are issued, offered or sold by the Company; and (iii) at the time of issuance and sale of any shares of Common Stock, the terms of the Common Stock, and their issuance and sale, will not violate any applicable law or result in a default under or a breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company.

Based on and subject to the foregoing, we are of the opinion that the Common Stock, when issued, sold and delivered in the manner and for the consideration stated in the Registration Statement (including any amendments thereto) and any prospectus supplements relating thereto, and as contemplated by the applicable corporate proceedings, will be validly issued, fully paid and nonassessable.

The foregoing opinion is subject to the following exclusions and qualifications:

a. Our opinions are as of the date hereof (including, but not limited to, the laws, rules and regulations as in effect as of the date hereof) and we have no responsibility to update this opinion for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention. We disavow any undertaking to advise you of any changes in law.

b. We express no opinion as to enforceability of any right or obligation to the extent such right and obligation is subject to and limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium, fraudulent transfer or other laws affecting or relating to the rights of creditors generally, (ii) rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether arising prior to, or after, the date hereof or considered in a proceeding in equity or at law, or (iii) the effect of federal and state securities laws and principles of public policy on the rights of indemnity and contribution.

c. Our opinion is limited to the Delaware General Corporation Law (including the applicable provisions of the Delaware Constitution and the reported judicial decision interpreting the laws) and the federal laws of the United States of America, and we express no opinion with respect to the laws of any other jurisdiction. No opinion is expressed herein with respect to the qualification of the Common Stock under the securities or blue sky laws of any state or any foreign jurisdiction.

This opinion letter is rendered solely for your benefit in connection with the offer and sale of the Common Stock and may not be relied upon, quoted or used by any other person or entity or for any other purpose without our prior written consent.

Nanometrics Incorporated

November 18, 2009

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendments thereto, including any and all post-effective amendments, and to the reference to our firm in the prospectus and any prospectus supplements relating thereto under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or related Rules.

Very truly yours,

/s/ PERKINS COIE LLP

PERKINS COIE LLP